                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K/A



                       AMENDMENT TO APPLICATION OR REPORT


Filed pursuant to Section 12,13 or 15(d)of the Securities Exchange Act of 1934



                            OXFORD AUTOMOTIVE, INC.
             (Exact name of Registrant as specified in its charter)



         Michigan                     333-32975              38-3262809
(State or other jurisdiction      (Commission File         (IRS Employer
     of incorporation)                 Number)           Identification No.)



                            1250 Stephenson Highway
                              Troy, Michigan 48083
                    (Address of principal executive offices)


      Registrant's telephone number, including area code:  (248) 577-1400



                                      N/A
         (Former Name or Former Address, if Changed Since Last Report)

                                AMENDMENT NO. 1

         The undersigned Registrant hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K dated December 5, 1997 as set forth in the pages attached hereto:




Item 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS


     (a)   Financial Statements of Businesses Acquired.

            Filed with this Amendment are the following financial statements of RPI Holdings, Inc.:

           (1) Audited Consolidated Balance Sheet as of June 30, 1996 and as of March 31, 1997.

           (2) Audited Consolidated Statement of Operations, Statement of Changes in Shareholders' Equity, and Statement of Cash Flows for the year ended June 30, 1996 and for the nine months ended March 31, 1997.

           (3) Unaudited Consolidated Balance Sheet as of September 30, 1997.

           (4) Unaudited consolidated Statement of Operations, Statement of Changes in Shareholders' Equity, and Statement of Cash Flows for the six months ended September 30, 1997 and for the six months ended September 30, 1996.



     (b)   Pro Forma Financial Information.

            Filed with this Amendment is the following pro forma financial information:

           (1) Unaudited Pro Forma Combined Statement of Operations for the year ended March 31, 1997.

           (2) Unaudited Pro Forma Combined Balance Sheet as of September 30, 1997.

           (3) Unaudited Pro Forma Combined Statement of Operations for the six months ended September 30, 1997.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.


                                          OXFORD AUTOMOTIVE, INC.


                                          /S/ DONALD C. CAMPION

                                          Donald C. Campion
                                          Senior Vice President and
                                          Chief Financial Officer


Dated:   February 9, 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
and Shareholders of
RPI Holdings, Inc.


In our opinion, the accompanying balance sheet and the related statements of operations, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of RPI Holdings, Inc., (the Company) at March 31, 1997 and the result of its operations and cash flows for the period from July 1, 1996 to March 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

The financial statements of the Company as of and for the year ended June 30, 1996 were audited by other accountants whose report dated February 4, 1998 expressed an unqualified opinion on those statements.

As described in Note 2, on November 25, 1997 all of the outstanding shares of common stock of the Company were sold to Oxford Automotive, Inc.

Price Waterhouse LLP

Detroit, Michigan
February, 6, 1998

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
RPI Holdings, Inc.

We have audited the accompanying consolidated balance sheet of RPI Holdings, Inc. and Subsidiaries as of June 30, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of RPI Holdings, Inc. and Subsidiaries as of June 30, 1996, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

Detroit, Michigan
February 4, 1998

RPI HOLDINGS, INC.                                                           2

CONSOLIDATED BALANCE SHEETS

                                                                   SEPTEMBER 30,     MARCH 31,        JUNE 30,
                                                                       1997             1997            1996
                                                                    (UNAUDITED)

ASSETS
Current assets
   Cash                                                            $      32,086   $      36,145  $      60,568
   Accounts receivable, less allowance for doubtful
    accounts of $66,055 in 1997 and $80,000 in 1996                    1,633,602       1,755,481      1,705,609
   Accounts receivable, other                                                              6,414         33,009
   Notes receivable                                                       25,000          31,159         10,585
   Refundable income taxes                                               254,000         254,000        300,000
   Inventories
     Raw material                                                        491,219         572,015        378,776
     Work-in-process                                                     707,434         671,224        248,934
     Finished goods                                                      311,162         347,894        200,672
                                                                   -------------   -------------  -------------
                                                                       1,509,815       1,591,133        828,382
   Prepaid expenses                                                       92,022         162,246        292,082
   Deferred income taxes                                                  47,600          62,600         47,600
                                                                   -------------   -------------  -------------
     Total current assets                                              3,594,125       3,899,178      3,277,835

Property, plant and equipment, net                                     2,965,362       3,024,876      2,764,259
Deferred income taxes                                                    484,500
                                                                   -------------   -------------  -------------

     TOTAL ASSETS                                                  $   7,043,987   $   6,924,054  $   6,042,094
                                                                   =============   =============  =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
   Current maturities of long-term debt                            $   4,269,842   $   2,937,611  $     410,092
   Accounts payable                                                    2,340,402       2,482,615      1,435,794
   Accrued expenses and other liabilities                                333,296         416,520        437,939
                                                                   -------------   -------------  -------------
     Total current liabilities                                         6,943,540       5,836,746      2,283,825
Long-term debt, less current maturities                                  474,337         509,720      2,504,550
Notes payable to shareholders                                            364,760         364,760        364,760
Deferred income taxes                                                                     63,200        150,300
                                                                   -------------   -------------  -------------
     Total liabilities                                                 7,782,637       6,774,426      5,303,435
Commitments and contingent liabilities (Note 6)
Shareholders' equity (deficit)
   Common stock (no par value; 60,000
    shares authorized, 752.8 shares issued
    and outstanding)                                                     373,295         373,295        373,295
   Retained (deficit) earnings                                        (1,111,945)       (223,667)       365,364
                                                                   -------------   -------------  -------------
     Total shareholders' equity                                         (738,650)        149,628        738,659
                                                                   -------------   -------------  -------------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)          $   7,043,987   $   6,924,054  $   6,042,094
                                                                   =============   =============  =============


The accompanying notes are an integral part of the financial statements.

                                                                        3
RPI HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    FOR THE SIX MONTHS      FOR THE PERIOD FROM   FOR THE YEAR
                                                   ENDED SEPTEMBER 30,        JULY 1, 1996 TO         ENDED
                                                   1997           1996        MARCH 31, 1997      JUNE 30, 1996
                                                       (UNAUDITED)

Net sales                                       $  6,938,452   $ 5,021,666      $ 8,823,948        $  9,819,907
Cost of sales                                      7,985,430     4,620,341        9,037,409           8,826,609
                                                ------------   -----------      -----------        ------------
  Gross profit                                    (1,046,978)      401,325         (213,461)             993,298
Selling and administrative expenses                  143,793       614,816          535,017            1,264,314
                                                ------------   -----------      -----------        ------------
  Operating loss                                  (1,190,771)     (213,491)        (748,478)           (271,016)
Other income (expense)
  Interest expense                                  (203,081)     (155,360)        (251,585)           (404,322)
  Miscellaneous income (expense)                     (22,426)       63,911           54,932             (38,740)
                                                ------------   -----------      -----------        ------------
    Loss before income taxes                      (1,416,278)     (304,940)        (945,131)           (714,078)
Income tax benefit                                   528,000       128,000          356,100             300,000
                                                ------------   -----------      -----------        ------------

    Net loss                                    $   (888,278)   $ (176,940)      $ (589,031)        $  (414,078)
                                                ============    ==========       ==========         ===========


The accompanying notes are an integral part of the financial statements.

                                                                        4
RPI HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY


                                                       COMMON         COMMON        RETAINED
                                                        STOCK          STOCK        EARNINGS         TOTAL

Balances at July 1, 1995                                  770       $   383,845   $     779,442  $  1,163,287
Net loss                                                                               (414,078)     (414,078)
Redemption of common stock                                (17)          (10,550)                      (10,550)
                                                          ---       -----------   -------------  ------------
Balances at June 30, 1996                                 753           373,295         365,364       738,659
Net loss                                                                               (589,031)     (589,031)
                                                          ---       -----------   -------------  ------------
Balances at March 31, 1997                                753           373,295        (223,667)      149,628

Net loss (unaudited)                                                                   (888,278)     (888,278)
                                                          ---       -----------   -------------  ------------


Balances at September 30, 1997 (unaudited)                753       $   373,295   $  (1,111,945)  $  (738,650)
                                                          ===       ===========   =============   ===========


The accompanying notes are an integral part of the financial statements.

                                                                        5
RPI HOLDINGS, INC.

Consolidated Statements of Cash Flows

                                                    FOR THE SIX MONTHS      FOR THE PERIOD FROM   FOR THE YEAR
                                                   ENDED SEPTEMBER 30,        JULY 1, 1996 TO         ENDED
                                                   1997           1996        MARCH 31, 1997      JUNE 30, 1996
                                                       (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                        $  (888,278)   $ (176,940)      $ (589,031)        $  (414,078)
Adjustments to reconcile net loss to net
 cash used in operating activities
  Depreciation and amortization                     153,111       105,256          202,051             213,050
  Loss on sale of property and equipment                                             4,800
  Deferred income taxes                            (532,700)      164,410         (102,100)             12,700
  Changes in operating assets and liabilities
    Accounts receivable                             128,293      (272,998)         (49,872)            278,413
    Accounts receivable, other                                                      26,595              63,479
    Notes receivable                                  6,159       (10,586)         (20,574)              3,529
    Refundable income taxes                                                         46,000            (300,000)
    Inventories                                      81,318       (45,306)        (762,751)            290,684
    Prepaid expenses and other current assets        75,463       157,560          129,836             (60,560)
    Accounts payable                               (142,213)      260,756        1,046,821              33,095
    Accrued expenses and other liabilities          (88,463)     (191,506)         (21,419)           (204,769)
                                                -----------    ----------       ----------         -----------
         NET CASH USED IN OPERATING ACTIVITIES   (1,207,310)       (9,354)         (89,644)            (84,457)
                                                -----------    ----------       ----------         -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment                 (93,597)     (224,814)        (671,758)           (250,007)
proceeds from sale of assets                                                       204,290
                                                -----------    ----------       ----------         -----------
         NET CASH USED IN INVESTING ACTIVITIES      (93,597)     (224,814)        (467,468)           (250,007)
                                                -----------    ----------       ----------         -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Principal borrowings on revolving line of
 credit, net                                        (65,069)      157,575          515,049             390,475
Proceeds from debt obligations                                     58,303          792,252             274,757
Principal payments of debt obligations             (223,677)                      (774,612)           (350,775)
Advances from related party                       1,585,594
Redemption of common stock                                                                             (10,550)
                                                -----------    ----------       ----------         -----------
    NET CASH PROVIDED BY FINANCING ACTIVITIES     1,296,848       215,878          532,689             303,907
                                                -----------    ----------       ----------         -----------
Net decrease in cash                                 (4,059)      (18,290)         (24,423)            (30,557)
Cash, beginning of year                              36,145        78,575           60,568              91,125
                                                -----------    ----------       ----------         -----------

Cash, end of year                               $    32,086    $   60,285       $   36,145         $    60,568
                                                ===========    ==========       ==========         ===========


The accompanying notes are an integral part of the financial statements.

                                                                        6
RPI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



 1.   NATURE OF OPERATIONS

      RPI Holdings, Inc. (the Company), specializes in the production of roll-formed pieces, metal stampings with clinch or welded fasteners and welded assemblies of functional and decorative trim for the automotive industry. The Company primarily operates from two plants located in Michigan.

      Net sales to the Company's two primary customers as a percentage of total sales are as follows:

                                                           FOR THE PERIOD
                                                         FROM JULY 1, 1996        FOR THE YEAR ENDED
                                                         TO MARCH 31, 1997           JUNE 30, 1996

General Motors Corporation                                      63%                     46%
Johnson Controls International                                  19%                     19%

      Accounts receivable from General Motors Corporation and Johnson Controls International represent approximately 53% and 23%, respectively, of the March 31, 1997 accounts receivable balance.

      Although the Company is directly affected by the economic well being of the automotive industry and customers referred to above, management does not believe significant credit risk exists at March 31, 1997. The Company does not require collateral to reduce such risk and historically has not experienced significant losses related to receivables from individual customers or groups of customers in the automotive industry.

 2.   SUBSEQUENT EVENTS

      Subsequent to March 31, 1997, the Company was advanced $1,500,000 in various installments from Lobdell Emery Corporation, a wholly-owned subsidiary of Oxford Automotive, Inc. (Oxford). The advances were used to support the ongoing operations of the Company. The majority shareholder of Oxford is also the majority shareholder of the Company.

      On November 25, 1997, Oxford purchased all of the outstanding common stock of the Company for $2,500,000 in cash. In connection with the acquisition, the notes payable to shareholders of $364,760 and the RPI, Inc. revolving credit, bank term, revolving equipment and revolving tooling loans described in Note 4 were repaid.

 3.   SIGNIFICANT ACCOUNTING POLICIES

      BASIS OF PRESENTATION
      During the period ended March 31, 1997, the Company changed its fiscal year end to March 31. Previously, the Company's fiscal year ended on June 30.

      PRINCIPLES OF CONSOLIDATION
      The consolidated financial statements of the Company include the accounts of RPI Holdings, Inc. and its wholly-owned subsidiaries, RPI, Inc. and Prudenville Manufacturing, Inc. (PMI). RPI Holdings, Inc. and PMI had no revenues or operations during the periods presented.

      REVENUE RECOGNITION
      Revenue is recognized by the Company upon shipment of product to the customer.

RPI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



 3.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      CASH EQUIVALENTS The Company considers all highly-liquid investments with maturity of three months or less when purchased to be cash equivalents.

      INVENTORIES Inventories are stated at the lower of cost or market with cost determined on a first-in, first-out basis ("FIFO").

      REIMBURSABLE TOOLING Reimbursable tooling represents net costs incurred on tooling projects for which the Company expects to be reimbursed by customers. Ongoing estimates of total costs to be incurred on each tooling project are made by management and losses, if any, are recorded when known. Generally, tooling revenue is recognized upon acceptance of the tooling by the customer. At March 31, 1997 and June 30, 1996, all reimbursable tooling is recorded in prepaid expenses.

      PROPERTY, PLANT AND EQUIPMENT Property, plant and equipment are stated on the basis of cost and include expenditures for improvements which materially increase the useful lives of existing assets. Expenditures for normal repair and maintenance are charged to operations as incurred. For federal income tax purposes, depreciation is computed using accelerated and straight-line methods. For financial reporting purposes, depreciation is computed using the straight-line method over the following estimated useful lives:

                                                                  YEARS
      Land improvements                                           30
      Buildings                                                 30-40
      Machinery and equipment                                    3-20
      Furniture and fixtures                                     7-10

      IMPAIRMENT OF LONG-LIVED ASSETS The Company accounts for long-lived assets in accordance with Statement of Financial Accounting Standards No._121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The Company recognizes impairment losses for assets or groups of assets where the sum of the estimated future cash flows (undiscounted and without interest charges) is less than the carrying amount of the related asset or group of assets. The amount of the impairment loss recognized is the excess of the carrying amount over the fair value of the asset or group of assets being measured.

      NOTES PAYABLE TO SHAREHOLDERS The notes payable to shareholders accrue interest at an annual rate of 6%, payable quarterly. As described in Note 2, the notes payable to shareholders were repaid in connection with the acquisition of the Company by Oxford.

RPI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 3.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      INCOME TAXES Deferred taxes are provided to give recognition to the effect of expected future tax consequences of temporary differences between the carrying amounts for financial reporting purposes and the tax bases for income tax purposes of assets and liabilities.

      FAIR VALUE OF FINANCIAL INSTRUMENTS At March 31, 1997 and June 30,
      1996, the carrying amount of financial instruments such as cash and cash equivalents and trade receivables and payables approximated their fair values. Based upon the borrowing rates currently available to the Company, the carrying value of debt approximates fair value.

      USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 4.   PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment are comprised of the following:

                                                                                   MARCH 31,       JUNE 30,
                                                                                     1997            1996

      Land and land improvements                                                $    104,272     $    113,243
      Buildings                                                                    1,379,118        1,460,792
      Machinery and equipment                                                      2,167,939        1,654,716
      Furniture and fixtures                                                         203,748          216,545
                                                                                ------------     ------------
                                                                                   3,855,077        3,445,296
      Less - accumulated depreciation                                               (830,201)        (681,037)
                                                                                ------------     ------------

                                                                                $  3,024,876     $  2,764,259
                                                                                ============     ============

 5.   ACCRUED EXPENSES AND OTHER LIABILITIES

      Accrued expenses and other liabilities are composed of the following:

                                                                                   MARCH 31,         JUNE 30,
                                                                                     1997              1996

      Accrued interest                                                           $    67,919       $   53,873
      Accrued salaries and wages                                                      91,172           68,595
      Accrued professional fees                                                       87,382           94,636
      Accrued commissions                                                             62,545          130,012
      Other                                                                          107,502           90,823
                                                                                 -----------      -----------

                                                                                 $   416,520      $   437,939
                                                                                 ===========      ===========

RPI HOLDINGS, INC.                                                          9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 6.   BORROWING ARRANGEMENTS

                                                                              MARCH 31, 1997      JUNE 30, 1996
        REVOLVING CREDIT LOAN - RPI, INC.
        Interest at prime rate plus .5% (9% at March_31, 1997),
         matures December 31, 1997                                              $    1,359,961    $     844,912

        BANK TERM LOAN - RPI, INC.
        Interest at prime rate plus 1% (9.5% at March 31, 1997),
         Monthly principal payments of $20,833, matures
         December 31, 1997                                                             598,011          885,508

        REVOLVING EQUIPMENT LOAN - RPI, INC.
        Interest at prime rate plus 1% (9.5% at March 31, 1997),
         Monthly principal payments of $15,511, matures
         December 31, 1997                                                             707,192          347,510

        REVOLVING TOOLING LOAN - RPI, INC.
        Interest at prime rate plus 1% (9.5% at March 31, 1997),
         matures December 31, 1997                                                     151,787          222,280

        TERM NOTE PAYABLE - PMI
        Interest at 6% payable annually.  Monthly principal
         payments of $2,500, matures April_30, 1999                                    477,500          500,000

        LAND CONTRACT - PMI
        Interest at 8%.  Monthly payments of $3,000, matures
         May 31, 1999                                                                   77,766          104,766

        OTHER                                                                           75,114            9,666
                                                                                --------------    -------------
                                                                                     3,447,331        2,914,642
        Less - current portion                                                      (2,937,611)        (410,092)
                                                                                --------------    -------------

                                                                                $      509,720    $   2,504,550
                                                                                ==============    =============

        Borrowing under the revolving credit and bank term loan agreements are subject to certain limitations determined by a formula based on 80% of eligible accounts receivable and 35% of eligible inventories, or a maximum of $500,000. Upon the occurrence of any default, interest accrues on the unpaid principal balance at an annual rate of four percent above the bank's prime rate. The financing is collateralized by all assets of RPI, Inc.

        The Company was in default of certain provisions of the revolving credit loan, bank term loan, revolving equipment loan and revolving tooling loan agreements as of March 31, 1997. The agreements were amended subsequent to March 31, 1997. Under the new terms, the amount available under the revolving credit loan decreased from $3,250,000 to $2,600,000, additional advances under the revolving equipment loan and revolving tooling loan were terminated, certain covenants were amended and the balances of the revolving credit loan, bank term loan, revolving equipment loan and revolving tooling loan were due October 15, 1997. Subsequent to this amendment, the due date was extended to December 31, 1997.

                                                                        10
RPI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



 6.   BORROWING ARRANGEMENTS (CONTINUED)

      As described in Note 2, the revolving credit loan, bank term loan, revolving equipment loan and revolving tooling loan were repaid in full in connection with the acquisition of the Company on November 25, 1997.

      Scheduled maturities of long-term debt, after giving effect to the amendments described above, are as follows:

        YEARS ENDING
        MARCH 31
        1998                                                                  $   2,937,611
        1999                                                                         71,844
        2000                                                                        429,110
        2001                                                                          5,844
        2002                                                                          2,922
                                                                              -------------
                                                                              $   3,447,331
                                                                              =============

      Cash paid for interest during the nine month period ended March 31, 1997 and for the year ended June 30, 1996 approximated $238,000 and $375,000, respectively.

 7.   COMMITMENTS AND CONTINGENCIES

      OPERATING LEASES
      The Company leases certain buildings and equipment under operating lease agreements. The future minimum lease payments under these operating leases are:

      YEARS ENDING
      MARCH 31
      1998                                                                      $    200,111
      1999                                                                           154,030
      2000                                                                            90,730
                                                                                ------------

      Total minimum lease payments                                              $    444,871
                                                                                ============

        Rental expense for the nine month period ended March 31, 1997 and for the year ended June 30, 1996 approximated $178,000 and $218,000, respectively.

      GENERAL
      The Company is subject to various claims, lawsuits and administrative proceedings related to matters arising out of the normal course of business, including an audit of the Company's June 30, 1996 tax return by the Internal Revenue Service. In the opinion of management, after reviewing the information which is currently available with respect to such matters and consulting with legal counsel, any liability which may ultimately be incurred with respect to these matters will not materially affect the financial position, results of operations or cash flows of the Company.

                                                                        11
RPI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



 8.   INCOME TAXES

      The Company's income tax benefit consists of the following:

                                                                         FOR THE PERIOD FROM      FOR THE YEAR
                                                                           JULY 1, 1996 TO            ENDED
                                                                            MARCH 31, 1997        JUNE 30, 1996

      Current benefit                                                      $   254,000          $   312,700
      Deferred benefit (provision)                                             102,100              (12,700)
                                                                           -----------          ----------

                                                                           $   356,100          $   300,000
                                                                           ===========          ===========

      A reconciliation between the Company's income tax benefit and the amount computed by applying the statutory income tax rate to income before income taxes is as follows:


                                                                           FOR THE PERIOD FROM      FOR THE YEAR
                                                                             JULY 1, 1996 TO            ENDED
                                                                              MARCH 31, 1997        JUNE 30, 1996

      Statutory rate                                                       $   321,300          $   242,800
      Net operating loss carryforward                                           71,800
      Inventory adjustment                                                    (20,500)
      Other                                                                   (16,500)               57,200
                                                                           ----------           -----------

      Income tax benefit                                                   $   356,100          $   300,000
                                                                           ===========          ===========

      Significant components of the Company's deferred tax assets and (liabilities) are as follows:

                                                                             MARCH 31,        JUNE 30,
                                                                               1997            1996

        Deferred tax liabilities
           Tax depreciation in excess of book                            $  (161,000)    $  (150,300)
                                                                         -----------     -----------
        Deferred tax assets
           Net operating loss carrryforward                                   71,800
           Inventory                                                          38,400
           AMT credit carryforward                                            26,000
           Allowance for doubtful accounts                                    22,500          27,200
           Other                                                               1,700          20,400
                                                                         -----------     -----------
        Gross deferred tax assets                                            160,400          47,600
                                                                         -----------     -----------
        Net deferred tax liability                                       $      (600)    $   (102,700)
                                                                         ===========     ============

                                                                        12
RPI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



 8.   INCOME TAXES (CONTINUED)

      The Company has a net operating loss carryforward for federal income tax purposes with potential future tax benefits of approximately $72,000, which expires during 2012. In addition, the Company has Alternative Minimum Tax credit carryforwards aggregating $26,000 at March 31,
      1997 which can be carried forward indefinitely. Due to the subsequent acquisition of the Company, as more fully described in Note 2, there are annual limitations on the amount of the carryforwards which can be utilized. Management believes that it is more likely than not that the benefit of these tax benefits will be realized and, therefore, no valuation allowance is provided at March 31, 1997.

      The Company paid no income taxes for both the nine month period ended March 31, 1997 and the year ended June 30, 1996.

 9.   RELATED PARTY TRANSACTIONS

      The Company is charged fees by a related party, The Oxford Investment Group, Inc., for consulting, finance and management services and a sales representative agreement. These fees approximated $116,000 and $325,000 for the nine month period ended March 31, 1997 and for the year ended June 30, 1996, respectively.

10.   INTERIM DATA (UNAUDITED)

      The accompanying unaudited balance sheet as of September 30, 1997 and the unaudited consolidated statements of operations and cash flows for the six-month periods ended September 30, 1997 and 1996 include all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary for the fair presentation of the financial position, results of operations and cash flows. The results of operations for any interim period are not necessarily indicative of the results of operations for a full year.

                      PRO FORMA COMBINED FINANCIAL DATA
                                 (UNAUDITED)
                            (DOLLARS IN THOUSANDS)

The unaudited pro forma combined balance sheet as of September 30, 1997 (the "Unaudited Pro Forma Balance Sheet") gives pro forma effect to the acquisition of RPI Holdings, Inc. ("RPI") as if it had occurred on September 30, 1997. The acquisition of RPI is accounted for by the purchase method of accounting pursuant to which the purchase price is allocated among the acquired tangible and intangible assets and assumed liabilities in accordance with estimates of their fair values on the date of acquisition. The pro forma adjustments represent management's preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that Oxford Automotive, Inc. (the "Company") believes to be reasonable under the circumstances. Consequently, the amounts reflected in the Unaudited Pro Forma Balance Sheet are subject to change and the final values may differ substantially from these amounts. Management does not expect that differences between the preliminary and final purchase price allocation will have a material impact on the Company's financial position. The Unaudited Pro Forma Balance Sheet does not purport to be indicative of the financial position of the Company had such transactions actually been completed as of the assumed dates and for the periods presented, or which may be obtained in the future.

The unaudited pro forma combined statement of operations for the year ended March 31, 1997 gives pro forma effect to the Company's issuance of $125 million of 10 1/8% Senior Subordinated Notes Due 2007 (the "Offering") and the acquisitions of Lobdell Emery Corporation ("Lobdell"), Howell Industries, Inc. ("Howell") and RPI as if they had occurred on April 1, 1996. The unaudited pro forma combined statement of operations for the six months ended September 30, 1997 gives pro forma effect to the Offering and the acquisitions of Howell and RPI as if they had occurred on April 1, 1996. The unaudited pro forma combined statements of operations for the year ended March 31, 1997 and for the six months ended September 30, 1997 are collectively referred to as the "Unaudited Pro Forma Statements of Operations." The Unaudited Pro Forma Statements of Operations do not purport to be indicative of the results of operations of the Company had such transactions actually been completed as of the assumed dates and for the periods presented, or which may be obtained in the future.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET


                                                           SEPTEMBER 30,     SEPTEMBER 30,
                                                              1997               1997           PRO FORMA          PRO FORMA
                                                             COMPANY           RPI (A)         ADJUSTMENTS         COMBINED
                                                           -------------   --------------    ----------------      ---------
ASSETS
Cash and cash equivalents                                    $26,922               $32          ($2,500)b/c          $24,454
Accounts receivable, net                                      54,380             1,674              (25) c            56,029
Inventories                                                   22,781             1,510                0               24,291
Reimbursable tooling                                           4,903                 0                0                4,903
Refundable income taxes                                        1,329               254                0                1,583
Prepaid expenses                                               1,843               110              (55) c             1,898
Deferred tax asset                                             4,364                47                0                4,411
                                                           ---------           -------          -------             --------
  Total current assets                                       116,522             3,627           (2,580)             117,569

Unexpended Bond proceeds                                       4,123                 0                0                4,123
Deferred tax asset                                             4,057                 0                0                4,057
Fixed assets, net                                            162,091             2,965              600  c           165,656
Goodwill                                                                                          1,858  c             1,858
Other assets                                                   8,754                22                0  c             8,776
                                                           ---------           -------          -------             --------

  Total assets                                              $295,547            $6,614            ($122)            $302,039
                                                           =========           =======          =======             ========


Trade accounts payable                                       $30,275            $3,927             $432  c           $34,634
Accrued expenses and other liabilities                        19,284               388             (135) c            19,537
Restructuring reserve                                          9,187                 0              600  c             9,787
Current portion of long-term debt                              4,561             2,684              (66) c             7,179
                                                           ---------           -------          -------             --------
  Total current liabilities                                   63,307             6,999              831               71,137

Deferred income taxes                                          9,877              (485)               0  c             9,392
Pension liability                                              5,000                 0                0  c             5,000
Post-employment medical benefits                              34,624                 0                0               34,624
Restructuring reserve                                              0                 0                0                    0
Other long term liabilities                                    2,864                 0                0                2,864
Long-term debt                                               134,476               839             (291) c           135,024
                                                           ---------           -------          -------             --------
  Total liabilities                                          250,148             7,353              540              258,041

Redeemable Series A                                           40,189                 0                0               40,189

Common stock                                                   1,050               373             (373) c             1,050
Cumulative translation adjustment                               (180)                0                0                 (180)
Excess of purchase price over predecessor basis                                                  (1,401) c            (1,401)
Equity adjustment for pension                                   (253)                0                0                 (253)
Retained earnings                                              4,593            (1,112)           1,112  c             4,593
                                                           ---------           -------          -------             --------
  Total stockholders' equity                                   5,210              (739)            (662)               3,809
                                                           ---------           -------          -------             --------
  Total liabilities and stockholders' equity                $295,547            $6,614            ($122)            $302,039
                                                           =========           =======          =======             ========

             NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            (DOLLARS IN THOUSANDS)


(a) Represents the adjustments for the RPI acquisition as if it had occurred on September 30, 1997. The September 30, 1997 balance sheet for RPI's was derived from RPI Holdings's internal financial statements.

(b) Reflects the estimated sources and uses of funds for the Offering and the acquisition of RPI Holdings as if the acquisition had occurred on September 30, 1997:


Use of Funds:
Acquisition of RPI:
Utilization of Bond Proceeds.......................................     $ 2,500
                                                                        -------
Total Uses.........................................................     $ 2,500
                                                                        =======



(c) The acquisition of RPI will be accounted for by the purchase method of accounting, pursuant to which the purchase price is allocated among the acquired tangible and intangible assets and assumed liabilities in accordance with their estimated fair market values on the date of acquisition. The estimated purchase price and preliminary adjustments to historical book value of RPI as a result of the transaction are as follows:



Decrease in cash for payments made at closing......................    $ (1,163)
Write off of prepaid and other assets..............................         (80)
Increase in property plant and equipment to estimated fair value...         600
Estimated goodwill.................................................       1,858
                                                                       --------
Net increase in assets.............................................    $  2,378
                                                                       ========


Restructuring reserves.............................................    $    600
Increase in Accounts Payable.......................................         432
Decrease in accrued expenses.......................................        (135)
Proceeds from Offering used to finance acquisition.................       2,500
Excess of purchase price over predecessors basis...................      (1,401)
Reduction in debt-payoff of shareholder notes......................        (357)
Elimination of retained earnings (deficit) as a result of purchase
  accounting.......................................................         739
                                                                       --------
Net increase in liabilities and shareholders' equity...............    $  2,378
                                                                       ========



PROFORMA INCOME STATEMENT                                                        ADJUSTMENTS FOR ACQUISITIONS
                                                                            ------------------------------------
                                                                              LOBDELL (B)           PRO FORMA          COMPANY
                                                           COMPANY (A)        EMERY CORP.          ADJUSTMENTS        PRO FORMA
                                                         --------------     ------------------------------------    --------------
                                                                              PERIOD FROM
                                                                             APRIL 1, 1996
                                                           YEAR ENDED           THROUGH             YEAR ENDED         YEAR ENDED
                                                         MARCH 31, 1997     JANUARY 10, 1997      MARCH 31, 1997    MARCH 31, 1997
                                                         --------------     ------------------------------------    --------------
  Net Sales                                                 $136,861            $193,303                 $0             $330,164
  Cost of Sales                                              125,088             186,707                349 e            312,144
                                                         --------------     ------------------------------------    --------------
  Gross Profit                                                11,773               6,596               (349)              18,020
  Selling, general and administrative expenses                 7,685              12,398                 39 g             20,122
  Provision for equipment impairment and non-recurring           287               4,960                  0                5,247 i
                                                         --------------     ------------------------------------    --------------
  Income (loss) from operations                                3,801             (10,762)              (388)              (7,349)
  Interest expense, net                                        3,388               2,729              4,998 j             11,115
  Other income (expense)                                       2,201                 674                  0                2,875
                                                         --------------     ------------------------------------    --------------
  Income (loss) before income taxes                            2,614             (12,817)            (5,386)             (15,589)
  Provision (benefit) for income taxes                         1,065              (4,728)            (2,255)l             (5,918)
                                                         --------------     ------------------------------------    --------------
  Net income (loss)                                            1,549              (8,089)            (3,131)              (9,671)
                                                         ==============     ====================================    ==============


PROFORMA INCOME STATEMENT                                           ADJUSTMENTS FOR ACQUISITIONS
                                                               ------------------   -----------------
                                                                  HOWELL (  C)          PRO FORMA              HOWELL
                                                                 INDUSTRIES, INC       ADJUSTMENTS            PRO FORMA
                                                               ------------------   -----------------    -------------------
                                                                   PERIOD FROM
                                                                   MAY 1, 1996
                                                                    THROUGH           YEAR ENDED            YEAR ENDED
                                                                  APRIL 30, 1997      MARCH 31, 1997        MARCH 31, 1997
                                                               ------------------   -----------------    -------------------
  Net Sales                                                           $91,543                 $0                $91,543
  Cost of Sales                                                        85,477                318 f               85,795
                                                               ------------------   -----------------    -------------------
  Gross Profit                                                          6,066               (318)                 5,748
  Selling, general and administrative expenses                          4,440                142 h                4,582
  Provision for equipment impairment and non-recurring                      0                  0                      0
                                                               ------------------   -----------------    -------------------
  Income (loss) from operations                                         1,626               (460)                 1,166
  Interest expense, net                                                     5              2,354 k                2,359
  Other income (expense)                                                  399                  0                    399
                                                               ------------------   -----------------    -------------------
  Income (loss) before income taxes                                     2,020             (2,814)                  (794)
  Provision (benefit) for income taxes                                    710             (1,126)m                 (416)
                                                               ------------------   -----------------    -------------------
  Net income (loss)                                                     1,310             (1,688)                  (378)
                                                               ==================   =================    ===================

PROFORMA INCOME STATEMENT                                    ADJUSTMENTS FOR ACQUISITIONS
                                                           -----------------  ----------------
                                                                                                 RPI HOLDINGS
                                                                                PRO FORMA        ------------        PRO FORMA
                                                            RPI HOLDINGS (D)    ADJUSTMENTS       PRO FORMA           COMBINED
                                                           -----------------  ---------------- -----------------  ----------------
                                                             PERIOD FROM
                                                            APRIL 1, 1996
                                                               THROUGH          YEAR ENDED        YEAR ENDED         YEAR ENDED
                                                            MARCH 31, 1997    MARCH 31, 1997    MARCH 31, 1997     MARCH 31, 1997
                                                           -----------------  ---------------- -----------------  ----------------
  Net Sales                                                      $11,736                            $11,736          $433,443
  Cost of Sales                                                   11,658            60 o             11,718           409,657
                                                           -----------------  ---------------- -----------------  ----------------
  Gross Profit                                                        78           (60)                  18            23,786
  Selling, general and administrative expenses                       889            74 h                963            25,667
  Provision for equipment impairment and non-recurring                 0                                  0             5,247
                                                           -----------------  ---------------- -----------------  ----------------
  Income (loss) from operations                                     (811)         (134)                (945)           (7,128)
  Interest expense, net                                              328           253 p                581               581
  Other income (expense)                                              53                                 53             3,327
                                                           -----------------  ---------------- -----------------  ----------------
  Income (loss) before income taxes                               (1,086)         (387)              (1,473)           (4,382)
  Provision (benefit) for income taxes                              (412)                              (412)           (6,746)
                                                           -----------------  ---------------- -----------------  ----------------
  Net income (loss)                                                 (674)         (387)              (1,061)            2,364
                                                           =================  ================ =================  ================

PROFORMA INCOME STATEMENT
                                                                                  PRO FROMA             COMPANY
                                                           COMPANY               ADJUSTMENTS           PRO FORMA
                                                      -----------------------------------------    ------------------

                                                          SIX MONTHS             SIX MONTHS            SIX MONTHS
                                                             ENDED                  ENDED                ENDED
                                                      SEPTEMBER 30, 1997     SEPTEMBER 30, 1997    SEPTEMBER 30, 1997
                                                      -----------------------------------------    ------------------
Net Sales                                                  185,532                                       $185,532
Cost of Sales                                              167,030                                        167,030
                                                      -----------------------------------------    ------------------
Gross Profit                                                18,502                      0                  18,502
Selling, general and administrative expenses                 7,919                    $88 n                 8,007
Provision for equipment impairment and non-recurring             0                                              0
                                                      -----------------------------------------    ------------------
Income (loss) from operations                               10,583                    (88)                 10,495
Interest expense, net                                        4,762                   $910 j                 5,672
Other income (expense)                                         268                                            268
                                                      -----------------------------------------    ------------------
Income (loss) before income taxes                            6,089                   (998)                  5,091
Provision (benefit) for income taxes                         2,397                  ($399)                  1,998
                                                      -----------------------------------------    ------------------
Net income (loss)                                            3,692                   (599)                  3,093
                                                      =========================================    ==================





PROFORMA INCOME STATEMENT                                               ADJUSTMENTS FOR HOWELL ACQUISITION
                                                          ----------------------------------------------------------------
                                                                                    Pro Forma                 Howell
                                                                Howell             Adjustments               Pro Forma
                                                          ---------------------------------------       ------------------
                                                                Period               Period                   Period
                                                            April 1, 1997-       April 1, 1997-           April 1, 1997-
                                                           August 13, 1997      August 13, 1997          August 13, 1997
                                                          ------------------   ------------------       ------------------
Net Sales                                                      $34,329                                         $34,329
Cost of Sales                                                   31,070               $119  f                    31,189
                                                          ---------------------------------------       ------------------
Gross Profit                                                     3,259               (119)                       3,140
Selling, general and administrative expenses                     1,626                $25  h                     1,651
Provision for equipment impairment and non-recurring                 0                                               0
                                                          ---------------------------------------       ------------------
Income (loss) from operations                                    1,633               (144)                       1,489
Interest expense, net                                              (26)            $1,177  k                     1,151
Other income (expense)                                               0                                               0
                                                          ---------------------------------------       ------------------
Income (loss) before income taxes                                1,659             (1,321)                         338
Provision (benefit) for income taxes                               680              ($282)                         398
                                                          ---------------------------------------       ------------------
Net income (loss)                                                  979             (1,039)                         (60)
                                                          =======================================       ==================

PROFORMA INCOME STATEMENT
                                                                               ADJUSTMENTS FOR RPI ACQUISITION
                                                        ----------------------------------------------------------------------------
                                                                               PRO FORMA         RPI HOLDINGS            PRO FORMA
                                                        RPI HOLDINGS          ADJUSTMENTS           PRO FORMA            COMBINED
                                                        ------------      ------------------  ---------------            --------
                                                          SIX MONTHS          SIX MONTHS           SIX MONTHS           SIX MONTHS
                                                            ENDED               ENDED                ENDED                ENDED
                                                     SEPTEMBER 30, 1997   SEPTEMBER 30, 1997  SEPTEMBER 30, 1997  SEPTEMBER 30, 1997
                                                     ------------------   ------------------  ------------------  ------------------
Net Sales                                                    $6,938                 $0                 $6,938            $226,799
Cost of Sales                                                 7,985                 30 o                8,015             206,234
                                                             -------------------------                 --------------------------
Gross Profit                                                 (1,047)               (30)                (1,077)             20,565
Selling, general and administrative expenses                    144                 37 h                  181               9,839
Provision for equipment impairment and non-recurring              0                  0                      0                   0
                                                             -------------------------                 --------------------------
Income (loss) from operations                                (1,191)               (67)                (1,258)             10,726
Interest expense, net                                           203                127 p                  330               7,153
Other income (expense)                                          (22)                 0                    (22)                246
                                                             -------------------------                 --------------------------
Income (loss) before income taxes                            (1,416)              (194)                (1,610)              3,819
Provision (benefit) for income taxes                           (528)                 0                   (528)              1,868
                                                             -------------------------                 --------------------------
Net income (loss)                                              (888)              (194)                (1,082)              1,951
                                                             =========================                 ==========================

        NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(DOLLARS IN THOUSANDS)

(a) Statement of Operations Data for the Company for the year ended March 31, 1997 includes operating data for Lobdell for the period subsequent to acquisition (January 11, 1997 to March 31, 1997).

(b) Statement of Operations Data for Lobdell for the period prior to acquisition (April 1, 1996 to January 10, 1997).

(c) Represents the adjustments for the Howell acquisition as if it had occurred on April 1, 1996. For purposes of the Unaudited Pro Forma Statement of Operations, it has been assumed that the results of operations of Howell for the twelve months ended April 30, 1997 would have been comparable to the twelve months ended March 31, 1997. The Statement of Operations Data for the twelve months ended April 30, 1997 was derived from Howell's filings with the SEC under the Exchange Act.

(d) Statement of Operations data for RPI Holdings for twelve months ended March 31, 1997 was derived from RPI's internal financial statements.

(e)  Represents the following cost changes as they relate to cost of sales:

    In accordance with the purchase method of accounting, the
    Company recognized Lobdell's unfunded Accumulated Postretirement
    Benefit Obligation ("APBO"), which included Lobdell's unrecognized transition obligation of approximately $11,500, at January 10, 1997. Accordingly, this adjustment reflects the decrease in net periodic postretirement benefit cost, from April 1, 1996 through January 10,
    1997, had Lobdell's unfunded APBO been recognized at the beginning
    of the fiscal year ................................................    (564)

    Increased depreciation expense as a result of the write up of property, plant and equipment to fair market value as a part of
    the acquisition of Lobdell ........................................     913
                                                                         ------
                                                                         $  349
                                                                         ======

(f) Represents increased depreciation expense as a result of the write up of property, plant and equipment to fair market value as a part of the purchase accounting adjustments relating to the acquisition of Howell.

(g) Represents the following changes as they relate to selling, general and administrative expenses:

        Elimination of commissions paid by Lobdell to Grace Emery
        Sales Corporation ("GESC"), a related Domestic International
        Sales Corporation.  These amounts ultimately represented
        dividends paid to the prior shareholders of Lobdell.  On a pro forma basis, assuming the acquisition of Lobdell on
        April 1, 1996, GESC was dissolved thereby eliminating the
        commission payment ............................................    (370)

        Amortization of bond acquisition fees .........................     409
                                                                         ------
                                                                         $   39
                                                                         ======

(h) Represents amortization of acquisition expenses and goodwill generated by the acquisition.

(i) The provision for equipment impairment and non-recurring charges includes: (i) on a pro forma basis, for the year ended March 31, 1997, a $3,000 impairment reserve against certain long-lived assets of Laserweld, a $540 provision for liability under the WARN Act, $500 of excess legal and professional fees associated with the marketing and sale of Lobdell and $1,207 related to the loss before income tax for the discontinuance of the Laserweld and Parallel operations and (ii) for the year ended March 31, 1997, the loss before income tax for the discontinuance of the Laserweld and Parallel operations of $287. Management does not anticipate that these costs will be a part of future operations.

(j) Represents the net effect on interest expense as a result of (1) the elimination of historical interest expense after the repayment of the existing senior bank credit facilities and other outstanding debt, using proceeds from the Offering and

(2) the Offering, using an interest rate of 10.125% per annum. This amount excludes interest on the portion of the proceeds of the Offering used for the Howell and RPI acquisitions. See Note (j) and (o)

(k) Represents the net effect on interest expense as a result of the use of proceeds from the Offering for the acquisition of Howell of $23,245. Interest expense is calculated using an interest rate of 10.125% per annum. See Note (i).

(l) Represents the estimated income tax effect of the Company's pro forma adjustments using an effective tax rate of 40%.

(m) Represents the estimated income tax effect of the Howell pro forma adjustment using an effective tax rate of 40%.

(n) Represents amortization of bond acquisition fees ................ $ 92
                                                                      ====

(o) Represents increased depreciation expense as a result of the writeup of property plant and equipment to fair market value as a part of the purchase accounting adjustments relating to the acquisition of RPI.

(p) Represents the net effect on interest expense as a result of the use of proceeds from the Offering for the acquisition of RPI of $2,500. Interest expense is calculated using an interest rate of 10.125% per annum.